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                                                                    Exhibit 5.1

                            MORRISON & FOERSTER LLP
                           San Francisco, California

                                 March 9, 2000


Interactive Network, Inc.
1161 Old County Road
Belmont, California 94002

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on February 18, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,650,000 shares of your common stock, no par value (the "Common Stock"), which will be issuable under your 1999 Stock Option Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and authorization of the issuance of 3,650,000 shares of Common Stock under the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                  Very truly yours,



                                 /S/ MORRISON & FOERSTER LLP